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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this registration statement on Form S-1 (File No. 333-52247) of our report dated February 20, 1998, except for the information presented in Note 9 to the financial statements for which the dates are April 8, 1998, April 13, 1998, May 4, 1998 and July 24, 1998, on our audits of the consolidated financial statements of Pathnet, Inc. and its subsidiary as of December 31, 1996 and 1997, and for the period August 25, 1995 (date of inception) to December 31, 1995, the years ended December 31, 1996 and 1997 and the period August 25, 1995 (date of inception) to December 31, 1997. We also consent to the references to our firm under the captions "Experts" and "Selected Consolidated Financial Data".

                                          /s/ PRICEWATERHOUSECOOPERS LLP

McLean, Virginia
August 7, 1998